Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 5, 2007, in the Registration Statement (Form S-1 No. 333-            ) and related Prospectus of AECOM Technology Corporation for the registration of its common stock.

/s/ Ernst & Young LLP
Los Angeles, California
March 8, 2007